Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-141810) and on Form S-3 (No. 333-115148, 333-66088, 333-47532, 333-141898, 333-31394 and 333-32036) of Dynegy Inc. of our report dated February 27, 2007, except for the effects of discontinued operations described in Note 4, as to which the date is May 14, 2007 for Calcasieu, February 28, 2008 for CoGen Lyondell, September 28, 2009 for Heard County and November 5, 2009 for Bluegrass, and except for the change in reportable segments described in Note 23, as to which the date is February 26, 2009, relating to the financial statements and financial statement schedules, which appears in the Current Report on Form 8-K of Dynegy Inc. dated November 5, 2009.

/s/  PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Houston, Texas
November 5, 2009